Exhibit 99.2

Silexion Therapeutics Unveils Innovative Expanded Development Plan for SIL204
Based on Recent Groundbreaking Preclinical Data

Silexion’s new expanded dual-route strategy will integrate intratumoral and systemic administration to target both primary tumors and metastases, supported by strong preclinical data from SIL204 and previous promising clinical data from its first-generation product; Company shares its strategic roadmap for SIL204’s clinical development including plans to initiate human trials in H1 2026

Grand Cayman, Cayman Islands, March 28, 2025 – Silexion Therapeutics Corp. (NASDAQ: SLXN) (“Silexion” or the “Company”), a clinical-stage biotechnology company pioneering RNA interference (RNAi) therapies for KRAS-driven cancers, today announced an expanded development plan for its next-generation siRNA candidate, SIL204. This strategy integrates systemic administration to target metastatic progression with intratumoral administration to focus on primary tumors, offering a comprehensive approach to treating KRAS-driven pancreatic cancer.

The decision to expand the development plan follows recently reported promising preclinical findings demonstrating that systemic administration of SIL204 significantly inhibits tumor growth in clinically relevant orthotopic models of pancreatic cancer. This dual-route approach is designed to address the aggressive nature of KRAS-driven cancers, which are characterized by high mortality and limited treatment options.

“Our expanded development plan reflects the strength of recent preclinical data and our commitment to addressing the complexities of KRAS-driven cancers,” said Ilan Hadar, Chairman and CEO of Silexion Therapeutics. “By combining localized and systemic delivery strategies, we aim to offer a more comprehensive solution to one of the most challenging cancers to treat. With our goal of initiating human trials in the H1 2026, we look forward to advancing this approach into clinical trials and delivering meaningful progress for patients in need.”

Based on the promising clinical and preclinical data and as part of the expanded development plan, Silexion has established a clear development pathway for SIL204. Building on the Phase 2 clinical results from its first-generation product (siG12DLoder) and the recent orthotopic model studies showing SIL204's ability to reduce metastases, the Company plans to conduct additional toxicology and pharmacodynamic studies throughout the remainder of 2025, followed by potential regulatory submissions to the Israel Ministry of Health in H2 2025 and to the European Union in H1 2026. These submissions would initiate the next stage of clinical development for SIL204 in patients with advanced localized KRAS-driven pancreatic cancer.

The expanded development plan is supported by compelling data from both Silexion's clinical and preclinical programs. The Company's first-generation product, siG12DLoder, demonstrated an overall survival benefit in Phase 2 clinical trials. Building on this foundation, recent preclinical studies with SIL204 showed that subcutaneous administration significantly reduces metastases to secondary organs in orthotopic models, where human pancreatic tumor cells are placed in their natural environment (the pancreas). Pharmacokinetic data in rats further validates this approach, showing sustained SIL204 levels in orthotopic models of pancreatic secondary tumors, for approximately two months following a single subcutaneous administration.

The Company will be presenting this expanded development plan alongside recently reported preclinical developments at the Cancer Advocacy Group of Louisiana (CAGLA) NeauxCancer 2025 Conference taking place today (March 28th, 2025), providing industry experts and stakeholders with an in-depth look at Silexion's innovative approach to KRAS-driven cancer therapies.

About Silexion Therapeutics
Silexion Therapeutics is a pioneering clinical-stage, oncology-focused biotechnology company developing innovative RNA interference (RNAi) therapies to treat solid tumors driven by KRAS mutations, the most common oncogenic driver in human cancers. The Company's first-generation product, LODER™, has shown promising results in a Phase 2 trial for non-resectable pancreatic cancer. Silexion is also advancing its next-generation siRNA candidate, SIL204, designed to target a broader range of KRAS mutations and showing significant potential in preclinical studies. The Company remains committed to pushing the boundaries of therapeutic innovation in oncology, with a focus on improving outcomes for patients with difficult-to-treat cancers. For more information please visit: https://silexion.com

Notice Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this communication, including statements regarding Silexion’s business strategy, ongoing studies and plans to initiate further studies and make regulatory submissions are forward-looking statements. These forward-looking statements are generally identified by terminology such as "may", "should", "could", "might", "plan", "possible", "project", "strive", "budget", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: (i) Silexion’s ability to successfully complete preclinical studies and initiate clinical trials; (ii) Silexion’s strategy, future operations, financial position, projected costs, prospects, and plans; (iii) the impact of the regulatory environment and compliance complexities; (iv) expectations regarding future partnerships or other relationships with third parties; (v) Silexion’s future capital requirements and sources and uses of cash, including its ability to obtain additional capital; and (vi) other risks and uncertainties set forth in the documents filed or to be filed with the SEC by the company, including the Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 18, 2025. Silexion cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. Silexion undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

Company Contact
Silexion Therapeutics Corp
Ms. Mirit Horenshtein Hadar, CFO
mirit@silexion.com

Capital Markets & IR Contact
Arx | Capital Markets Advisors
North American Equities Desk
silexion@arxadvisory.com